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                                                                    EXHIBIT 21.1

Kelley Oil Corporation
Kelley Operating Company Ltd.
Petrofunds Inc.
Concorde Gas Marketing, Inc.
Concorde Gas Intrastate Inc.
Kelley Partners 1994 Development Drilling Program
Kelley Partners 1992 Development Drilling Program